Exhibit 99.1

Liberty Announces Adjustment to the Braves Component of the Securities Basket for its 1.375% Cash Convertible Senior Notes Due 2023

ENGLEWOOD, Colo., May 26, 2016.  Liberty Media Corporation  (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, LMCA, LMCK) (“Liberty”), announced today an adjustment to the “Braves Component” of the Securities Basket underlying its 1.375% Cash Convertible Senior Notes due 2023 (the "Cash Convertible Notes"). The Braves Component is now 0.1087 of a share of BATRA. Liberty adjusted the Braves Component due to the distribution to holders of Liberty Braves common stock of subscription rights to purchase shares of Series C Liberty Braves common stock (the “Series C Liberty Braves Rights”). The Series C Liberty Braves Rights were distributed as of 5:00 p.m., New York City time, on May 18, 2016 to holders of record of BATRA, BATRB and BATRK as of 5:00 p.m., New York City time, on May 16, 2016.

The adjustment to the Braves Component was made pursuant to section 12.04(c) of the indenture for the Cash Convertible Notes, which applies to certain distributions made by Liberty. No adjustment was required to the existing conversion rate of 21.0859 or the existing conversion price of $47.43.  As a result of the Braves Component adjustment, the Securities Basket referenced by each $1,000 principal amount is now comprised of:

•	21.0859 shares of LSXMA (based upon a SiriusXM Component of 1.0),
•	5.2715 shares of LMCA (based upon a Media Component of 0.25), and
•	2.292 shares of BATRA (based upon the adjusted Braves Component of 0.1087).

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Liberty Braves Group and the Liberty Media Group. The businesses and assets attributed to the Liberty SiriusXM Group (Nasdaq: LSXMA, LSXMB, LSXMK) include our interest in SiriusXM. The businesses and assets attributed to the Liberty Braves Group (Nasdaq: BATRA, BATRK) include our subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Liberty Media Group (Nasdaq: LMCA, LMCK) consist of all of Liberty Media Corporation's businesses and assets other than those attributed to the Liberty Braves Group and Liberty SiriusXM Group, including its interest in Live Nation Entertainment, and minority equity investments in Time Warner Inc. and Viacom.

Liberty Media Corporation
Courtnee Chun, 720-875-5420